Exhibit 99.1


                     KEYSPAN ENERGY TO ACQUIRE EASTERN ENTERPRISES IN
                  STRATEGIC COMBINATION FOR APPROXIMATELY $2.5 BILLION

                 __Creates Largest Gas Distribution Company in the Northeast

Brooklyn,  NY and Weston,  MA __November 4, 1999 __ KeySpan  Corporation  [NYSE:
KSE] ("KeySpan Energy") and Eastern Enterprises [NYSE: EFU] today announced that the companies have signed a definitive merger agreement under which KeySpan Energy will acquire all of the common stock of Eastern Enterprises for $64.00 per share in cash. This represents a premium of 24% over the Eastern Enterprises closing price of $51.56 on Wednesday, November 3, 1999, and a 45% premium over the average of the last 90_day trading period. The transaction has a total value of approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The transaction will be accounted for as a purchase and will be immediately accretive to KeySpan Energy's cash earnings per share and will turn accretive to the company's earnings per share in the second year after closing.

Robert B. Catell, chairman and chief executive officer of KeySpan Energy, commented, "Together KeySpan Energy and Eastern share a common vision as to the great potential of the markets we serve. Our combined companies will serve 2.4 million customers and will be strong competitors in the emerging energy markets. This merger is consistent with our vision for growth, and with the addition of Eastern's unregulated businesses, accelerates our plans to become a full service energy company. We look forward to working with Eastern's well_regarded management team to continue to provide safe and reliable energy services to customers throughout the Northeast and to build future value for all of KeySpan Energy's shareholders.

"This combination provides an excellent opportunity to increase growth while introducing geographic and regulatory diversity," Mr. Catell continued. "Eastern Enterprises is by far the largest natural gas distribution utility in New England, however, there is still significant upside potential due to the relatively low penetration of customers using gas for heat in the region. This opportunity is similar to what KeySpan Energy is experiencing on Long Island. The combined company will employ its considerable marketing expertise and acclaimed customer service to enhance this growth. The development of new pipeline capacity and new supply options to New England over the past two years will certainly help us to grow our customer base.

"In addition, the combined company will have a broad platform for future growth for the full array of services KeySpan Energy and Eastern Enterprises have been developing in their non_regulated subsidiaries," Mr. Catell added.

"We have great respect for the Eastern Enterprises employees and look forward to having them join the KeySpan Energy family. We each have a proud history of over 100 years of positive community involvement and look forward to continuing that tradition," Mr. Catell concluded.

 J. Atwood Ives, Eastern chairman and chief executive officer, commented, "Eastern's Board of Trustees and management have concluded an extensive twelve week review and analysis of the company's strategic alternatives. The choice of KeySpan Energy as our partner for the future will bring immediate and long_term benefits to our customers, shareholders, employees and the communities we serve. The increased size and scope of the combined organization will enable us to provide enhanced, cost_effective customer service and to capitalize on the above_average growth opportunities for natural gas in the Northeast and provide additional resources to our unregulated businesses."

Mr. Ives concluded, "We have known and respected Bob Catell and his management team for many years. We share their vision that together we can build the premier full service energy company in the Northeast." The combined company will have assets of $8.8 billion, $4.3 billion in revenues, and EBITDA of approximately $950 million.

KeySpan Energy expects pre_tax annual cost savings will be approximately $30 million. These cost savings result primarily from the elimination of duplicate corporate and administrative programs, greater efficiencies in operations and business processes, and increased purchasing efficiencies. KeySpan Energy expects to achieve reductions due to the merger through a variety of programs which would include hiring freezes, attrition and separation programs. All union contracts will be honored.

KeySpan Energy expects to raise $1.7 billion of initial financing for the transaction in short term markets which will ultimately be replaced with long term financing. Going forward, KeySpan Energy will actively manage its balance sheet to maintain strong investment grade ratings at each of its rated entities.

KeySpan Energy anticipates continuing its current annual dividend of $1.78. Eastern Enterprises will continue to pay its dividend at the annual rate of $1.72.

Mr. Catell will remain chairman and CEO of the combined company. Upon completion of the transaction, Mr. Ives will retire from active management at the company and will join the KeySpan Energy board of directors. KeySpan Energy's headquarters will remain in New York.

Boston will serve as the New England headquarters for the combined company.

The merger is conditioned, among other things, upon the approval of Eastern Enterprises shareholders, the Securities and Exchange Commission and the New Hampshire Public Utility Commission. The company anticipates that the transaction can be completed in
9 to 12 months.

J.P. Morgan & Co. acted as financial advisor and Simpson Thacher & Bartlett acted as legal counsel to KeySpan Energy. Salomon Smith Barney acted as financial advisor and Ropes & Gray acted as legal counsel to Eastern Enterprises.

In connection with the merger, Eastern Enterprises has amended its merger agreement with EnergyNorth, Inc. to provide for an all cash acquisition of EnergyNorth shares at a price per share of $61.13. The restructured EnergyNorth merger is expected to close contemporaneously with the KeySpan Energy/Eastern Enterprises transaction.

 Eastern Enterprises owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc. Transgas Inc. and ServicEdge Partners, Inc. Upon completion of the pending merger with EnergyNorth, Inc., Eastern will serve over 800,000 natural gas customers in Massachusetts and New Hampshire. Midland, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways. Transgas is the nation's largest over_the_road transporter of liquefied natural gas. ServicEdge is the largest unregulated provider of residential HVAC equipment installation and service to customers in Massachusetts. More information can be found at the company's Web site: www.efu.com.

KeySpan Energy is a holding company operating two utilities that distribute natural gas under the Brooklyn Union name to 1.6 million customers in New York City and on Long Island, making it the fourth largest gas_distribution company in the United States. Other KeySpan Energy companies market a portfolio of gas_marketing and energy_related services in the Northeast, operate electric_generation plants in New York City and on Long Island, and provide operating and customer services to 1.1 million electric customers of the Long Island Power Authority. KeySpan Energy's unregulated energy activities focus on three principal lines of business: gas exploration and development, primarily through The Houston Exploration Company (NYSE: THX); domestic pipelines and storage; and international activities, including gas_processing in Canada, and gas pipelines and local_distribution in Northern Ireland. More information can be found at the company's Web site:
www.keyspanenergy.com.

Certain statements contained herein are forward_looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non_regulated business ventures; the effect of inflationary trends and increases in interest rates; the ability of the Company and its significant vendors to modify their computer software, hardware and databases to accommodate the year 2000; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission.

Contacts for KeySpan Energy:                  Contacts for Eastern Enterprises:
Name: Robert J. Mahony                        Name: Jane W. McCahon
Phone: 718.403.2503                           Phone: (781) 647_2316

Name:   Michael J. Taunton
Phone: 718.403.3265